                                                                   EXHIBIT 12(a)


                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                 12 Months
                                                     Year Ended December 31,                       Ended
                                    -------------------------------------------------------    September 30,
                                      1989       1990         1991         1992      1993         1994
                                    -------    --------    ---------   ---------   --------      ------
                                             (Thousands of Dollars Except Ratios)

Net Income for the Period.....     $285,605    $294,219    $321,512    $302,748    $297,160    $306,915
                                   --------    --------    --------    --------    --------    --------
  Add:
Taxes Based on Income.........      181,793     191,532     218,954     197,009     182,716     197,442
                                   --------    --------    --------    --------    --------    --------
Fixed Charges:
  Interest on Debt............      172,288     183,215     163,061     125,798     124,430     133,859
  Amortization of Premium
   and Discount, Less
   Expense, on Debt; and
   Bond Defeasance Cost........       4,283       4,369       4,148       9,521       5,170       5,501
  Rentals (See Note)..........        1,040       1,114       1,171         908       1,314       1,381
                                   --------    --------    --------    --------    --------    --------
   Total Fixed Charges........      177,611     188,698     168,380     136,227     130,914     140,741
                                   --------    --------    --------    --------    --------    --------

Earnings Available for Fixed
 Charges......................     $645,009    $674,449    $708,846    $635,984    $610,790    $645,098
                                   ========    ========    ========    ========    ========    ========

Ratio of Earnings to Fixed
 Charges......................         3.63        3.57        4.21        4.66        4.66        4.58
                                   ========    ========    ========    ========    ========    ========

Note:  Represents the interest factor applicable to rentals.